Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in  Registration Statement Nos. 33-40441, 33-55264, 33-84736, 333-1040, 333-31021, 333-82459, 333-66656, 333-105205, 333-112164, 333-126703, 333-135000, 333-161765, and 333-174305 on Form S-8 and 333-650, 33-95896, and 333-87554 on Form S-4 of our reports dated February 23, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Manpower Inc. (d/b/a ManpowerGroup) and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

\s\ Deloitte & Touche LLP

February 23, 2012
Milwaukee, Wisconsin